                                                         Exhibit 99.23 (d)(viii)

                    Addendum to Management Agreement between
                          Lord Abbett Securities Trust
                                       and
                             Lord, Abbett & Co. LLC
                   Dated: December 20, 2005 (the "Agreement")
                   ------------------------------------------

     Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Securities Trust, on behalf of its Lord Abbett Value Opportunities Fund (the "Fund"), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.75 of 1% of the first $1 billion of the Fund's average daily net assets; 0.70 of 1% of the next $1 billion of such assets; and 0.65 of 1% of such assets in excess of $2 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                                      LORD, ABBETT & CO. LLC


                                      BY:  /s/ Lawrence H. Kaplan
                                           ----------------------
                                           Lawrence H. Kaplan
                                           Member and General Counsel


                                      LORD ABBETT SECURITIES TRUST


                                      BY:  /s/ Christina T. Simmons
                                           ------------------------
                                           Christina T. Simmons
                                           Vice President & Assistant Secretary